Exhibit 4.1

Execution Version

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of October 19, 2016, by and among RICE ENERGY INC., a Delaware corporation (the “Corporation”), RICE ENERGY OPERATING LLC, a Delaware limited liability company (“REO”), and the Investors (as defined herein).

WHEREAS, the Corporation, REO and the Investors, as the holders of common units in REO (“Common Units”) exchangeable for shares of Stock (as defined below), wish to enter into this Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1 Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” has the meaning set forth in Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, in addition to any Person in clause (a), (i) any member of the immediate family of an individual Investor, including parents, siblings, spouse and children (including those by adoption), the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and, in any such case, any trust whose primary beneficiary is such individual Investor or one or more members of such immediate family and/or such Investor’s lineal descendants, (ii) the legal representative or guardian of such individual Investor or of any such immediate family member in the event such individual Investor or any such immediate family member becomes mentally incompetent and (iii) any Person controlling, controlled by or under common control with an Investor. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, (A) (i) the Corporation, on the one hand, and the Investors, on the other hand, shall not be considered Affiliates and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by an Investor or any of its Affiliates, shall be considered an Affiliate of such Investor and (B) with respect to any fund, entity or account managed, advised or sub-advised directly or indirectly, by any Investor or any of its Affiliates, the direct or indirect equity owners thereof, including limited partners of any Investor or any Affiliate thereof, shall be considered an Affiliate of such Investor.

“Agreement” has the meaning set forth in the Preamble.

“Blackout Period” has the meaning set forth in Section 3(c)(i).

“Board” means the board of directors of the Corporation.

“Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation and any stock into which such Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Common Units” has the meaning set forth in the Recitals.

“Corporation” has the meaning set forth in the Preamble.

“Corporation Registration” has the meaning set forth in Section 4(a).

“Corporation Securities” has the meaning set forth in Section 4(c)(i).

“Effectiveness Deadline” has the meaning set forth in Section 3(a).

“Effectiveness Period” has the meaning set forth in Section 3(a).

“Indemnified Party” has the meaning set forth in Section 5(c).

“Indemnifying Party” has the meaning set forth in Section 5(c).

“Investors” means those Persons identified on the signature pages hereto as the Investors and shall include any other Person who agrees in writing with the parties hereto to be bound by and to comply with all the provisions of this Agreement applicable to an Investor, including any Person who becomes a party to this Agreement by executing an Adoption Agreement substantially in the form of Exhibit A or in such other form as is reasonably satisfactory to the Corporation.

“Lime Rock Investor Group” means LR-Vantage Holdings II, L.P., a Delaware limited partnership, together with each other Investor that is an Affiliate of such Person.

“Losses” has the meaning set forth in Section 5(a).

“Majority Investor Approval” means the approval of the Investors holding a majority of Registrable Securities (including Common Units exchangeable for Registrable Securities) held by all Investors, but in any event including each of a majority-in-interest of the Quantum Investor Group, a majority-in-interest of the Riverstone Investor Group and a majority-in-interest of the Lime Rock Investor Group.

“Opt-Out Notice” has the meaning set forth in Section 4(b).

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Quantum Investor Group” means Quantum Energy Partners IV, LP, a Delaware limited partnership, Q-Vantage Parallel Partners, a Delaware limited partnership, QEM IV Direct Investment Partners, a Delaware limited partnership, and Quantum V Investment Partners, a Delaware limited partnership, together with each other Investor that is an Affiliate of such Persons.

“Registrable Securities” means shares of Common Stock issuable upon redemption or exchange of any Common Units and any shares of Common Stock which were acquired by an Investor as of the date of this Agreement; provided that any Registrable Security will cease to be a Registrable Security when (a) a Registration Statement covering such Registrable Security has been declared effective by the SEC and such Registrable Security has been disposed of pursuant to such effective Registration Statement, (b) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met and the legend on any certificate or book-entry notation representing such Registrable Securities restricting transfer of such Registrable Securities shall have been removed or (c) it shall have been otherwise transferred and a new certificate for it not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Corporation; provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

“Registration Demand” has the meaning set forth in Section 3(a).

“Registration Expenses” means all expenses incurred by the Corporation in complying with Section 3 or Section 4, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants for the Corporation, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes, fees of transfer agents and registrars, and the reasonable fees and disbursements of one counsel for the selling holders of Registrable Securities, but excluding any underwriting fees, discounts, commissions and similar charges of the selling holders.

“Registration Statement” means any registration statement of the Corporation filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“REO” has the meaning set forth in the Preamble.

“Requesting Investor” has the meaning set forth in Section 3(b).

“Riverstone Investor Group” means C/R Energy III Vantage Holdings, L.P., a Delaware limited partnership, and Riverstone V Vantage II Holdings, L.P., a Delaware limited partnership, together with each other Investor that is an Affiliate of such Persons.

“Shelf Piggy-Backing Investor” has the meaning set forth in Section 3(b).

“Shelf Registration Statement” has the meaning set forth in Section 3(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 3(b).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 3(b).

“SEC” means the Securities and Exchange Commission or any successor governmental agency.

“Section 4(c) Sale Number” has the meaning set forth in Section 4(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Stock” means (i) the outstanding shares of Common Stock of the Corporation, (ii) any additional shares of Common Stock of the Corporation that may be issued in the future and (iii) any shares of capital stock of the Corporation into which such shares referred to in clauses (i) and/or (ii) may be converted or for which they may be exchanged.

“Suspension Period” has the meaning set forth in Section 3(c).

“Underwritten Offering” means a sale of shares of Common Stock to an underwriter for reoffering to the public.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section.

(b) Rules of Construction. For all purposes of this Agreement, unless otherwise expressly provided:

(i) “own,” “ownership,” “held” and “holding” refer to ownership or holding as record holder or record owner;

(ii) the headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof; and

(iii) whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

Section 2 Share Legend; Investor Transfers.

(a) Share Legend.

(i) Each certificate or book-entry notation representing shares of Common Stock covered by this Agreement shall (unless otherwise permitted by the provisions of paragraph (iii) of this Section 2(a)) be stamped or otherwise imprinted with a legend in substantially the form provided in Section 9.

(ii) The legend on any shares of Common Stock covered by this Agreement shall be removed if (A) such shares of Common Stock are sold pursuant to an effective registration statement, (B) a registration statement covering the resale of such shares of Common Stock is effective under the Securities Act and the applicable holder of such share of Common Stock delivers to the Corporation a representation letter agreeing that such shares of Common Stock will be sold under such effective registration statement, (C) if such shares of Common Stock may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (D) such shares of Common Stock are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (C) or (D) above, the holder of such shares of Common Stock has provided an opinion of counsel and all other necessary documentation and evidence as may reasonably be required by the Corporation to confirm that the legend may be removed under applicable securities law. The Corporation shall cooperate with the applicable holder of Common Stock covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 2(a)(ii) as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Corporation shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 2(a)(ii); provided, that the applicable holder shall be responsible for all legal fees and expenses of counsel incurred by such holder with respect to delivering the legal opinion to the Corporation.

(b) Investor Transfers. In the event that any Person that is an Affiliate of an Investor acquires Common Units or shares of Common Stock from an Investor or any other Affiliate of an Investor, such Person shall be subject to and have the benefit of any and all rights, obligations and restrictions of an Investor hereunder, as if such Person were an Investor.

Section 3 Registration Rights.

(a) Shelf Registration. The Corporation shall, as soon as practicable after the date hereof, but in any event within 10 calendar days after the date hereof, file a Registration Statement (a “Shelf Registration Statement”) under the Securities Act to permit the public resale of all the Registrable Securities held by the Investors from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) and shall cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, including by filing an “automatic shelf registration statement” (as such term in defined in Rule 405 promulgated under the Securities Act) that becomes effective upon filing with the SEC in accordance with Rule 462(e) to the extent the Corporation is then a “well-known seasoned issuer” (as such term is defined in Rule 405 promulgated under the Securities Act but in any event no later than December 22, 2016 (the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this Section 3(a) shall be on Form S-3 or, if Form S-3 is not then available to the Corporation, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 3(a) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. The Corporation shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 3(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Investors until all such Registrable Securities have ceased to be Registrable Securities (the “Effectiveness Period”). As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 3(a), the Corporation shall notify the Investors of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 3(a) (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

(b) Shelf Takedown Requests. In the event that any member or members of the Quantum Investor Group, any member or members of the Riverstone Investor Group or any member or members of the Lime Rock Investor Group, elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expect gross proceeds of at least $75 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Shelf Underwritten Offering by any Shelf Piggy-Backing Investors), the

Corporation shall, at the request (a “Shelf Underwritten Offering Request”) of such Investor or Investors (in such capacity, a “Requesting Investor”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Corporation with the underwriter or underwriters selected pursuant to this Section 3(b) and shall take all such other reasonable actions as are requested by the managing underwriter of such Underwritten Offering and/or the Requesting Investors in order to expedite or facilitate the disposition of such Registrable Securities (a “Shelf Underwritten Offering”); provided, however, that the Corporation shall have no obligation to facilitate or participate in more than (i) two (2) Shelf Underwritten Offerings requested by members of the Quantum Investor Group pursuant to this Section 3(b), (ii) one (1) Shelf Underwritten Offerings requested by members of the Riverstone Investor Group pursuant to this Section 3(b), (iii) one (1) Shelf Underwritten Offerings requested by members of the Lime Rock Investor Group pursuant to this Section 3(b); provided, further, that the Corporation shall not be required to facilitate or participate in more than one (1) Shelf Underwritten Offering initiated by the members of the Quantum Investor Group during any six month period. The Requesting Investors shall select the underwriters in any Shelf Underwritten Offering, provided that the managing underwriter shall be a nationally recognized investment banking firm reasonably acceptable to the Corporation. The Requesting Investors shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering, the applicable underwriting discounts and commissions and other financial terms (including the material terms of the applicable underwriting agreement) and determine the timing of any such Shelf Underwritten Offering, subject to Section 3(c)(i), and the Requesting Investors and Shelf Piggy-Backing Investors, if any, shall be solely responsible for all the fees, discounts, commissions and other similar charges payable to such underwriters in such Shelf Underwritten Offering. A Requesting Investor shall be entitled to offer some or all of the other Investors the opportunity to include, on such terms and in such proportions as may be agreed between the Requesting Investor and such other Investors, all or a portion of the Registrable Securities held by such other Investors in a Shelf Underwritten Offering initiated by such Requesting Investor, and the Corporation shall be required to notify the other Investors of such Shelf Underwritten Offering and include such Registrable Securities in such Shelf Underwritten Offering if so instructed by the Requesting Investor (any Investor that includes Registrable Securities in a Shelf Underwritten Offering pursuant to this sentence, a “Shelf Piggy-Backing Investor”); provided, that the Corporation shall not so notify any such other Investor that has notified the Corporation (and not revoked such notice) requesting that such Investor not receive notice from the Corporation of any proposed Shelf Underwritten Offering.

(c) Registration Obligations and Procedures.

(i) Notwithstanding any other provision of this Agreement, the Corporation shall not be required to file a Registration Statement (or any amendment thereto) or effect a Shelf Underwritten Offering (or, if the Corporation has filed a Shelf Registration Statement and has included Registrable Securities therein, the Corporation shall, upon written notice to each Investor whose Registrable Securities are included in the Shelf Registration Statement (provided that in no event shall such notice contain any material, non-public information regarding the Corporation or any of its subsidiaries) suspend such Investor’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Investor shall discontinue sales of the Registrable Securities pursuant to such registration statement but such Investor may settle any contracted sales of Registrable Securities)) for a period of up to 60 days, if (A) the Board determines that a postponement is in the best interest of the Corporation and its stockholders generally due to a pending transaction involving the Corporation, (B) the Board determines such registration would render the Corporation unable to comply with applicable securities laws or (C) the Board determines such registration would require disclosure of material information that the Corporation has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Periods together with any Suspension Periods collectively exceed an aggregate of 120 days in any 12 month period; provided, further, however, that in no event shall the Corporation be entitled to delay the filing of a Registration Statement or suspend the use of an effective Shelf Registration Statement solely to permit the Corporation to engage in a sale of Stock pursuant to a Corporation Registration.

(ii) In addition to its obligations elsewhere in this Section 3, in connection with a Shelf Underwritten Offering, the Corporation will:

A. furnish to each Investor as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Investor the opportunity to object to any information pertaining to such Investor and its plan of distribution that is contained therein and make the corrections reasonably requested by such Investor with respect to such information prior to filing such Statement or such other registration statement or supplement or amendment thereto;

B. promptly notify each Investor, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, including an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceeding for that purpose; or (iii) the receipt by the Corporation of any notification with respect to the suspension of the qualification of any Stock for sale under the applicable securities or blue sky laws of any jurisdiction;

C. subject to appropriate confidentiality obligations, and upon request of any Investor, furnish to each Investor copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Stock;

D. furnish upon request, (i) an opinion of counsel for the Corporation dated the date of the closing under the underwriting agreement in a form customarily delivered in connection with Underwritten Offerings, and (ii) a “comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants (and, if applicable, independent reserve engineers) who have certified the Corporation’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ (and, if applicable, independent reserve engineers) letters delivered to the underwriters in Underwritten Offerings of securities by the Corporation and such other matters as such underwriters and Investors participating in any such Underwritten Offering may reasonably request;

E. execute customary lock-up letters with appropriate exceptions for a period not to exceed the lesser of (i) 45 days after the pricing of the Shelf Underwritten Offering or (ii) such period agreed to by the Requesting Investor;

F. otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

G. make available to the appropriate representatives of the managing underwriter and Investors access to such information and the Corporation personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act, provided that the Corporation need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Corporation reasonably satisfactory to the Corporation;

H. use its commercially reasonable efforts to cause all such Common Stock registered pursuant to this Agreement to be listed on any of the principal markets on which similar securities issued by the Corporation are then listed;

I. cause the Common Stock to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Investors to consummate the disposition of such Common Stock;

J. participate in “road shows” and other marketing efforts as reasonably requested by the Requesting Investors;

K. if any Investor could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Registration Statement in respect of any registration of Registrable Securities of such Investor pursuant to this Agreement, and any amendment or supplement thereof, then, until the Effectiveness Period ends, cooperate with such Investor in allowing such Investor to conduct customary “underwriter’s due diligence” with respect to the Corporation and satisfy its obligations in respect thereof; and

L. provide a transfer agent and registrar for all Common Stock covered by such Registration Statement not later than the effective date of such Registration Statement.

Each Investor, upon receipt of notice from the Corporation of the happening of any event of the kind described in Section 3(c)(ii)(B), shall forthwith discontinue offers and sales of the Common Stock under the Registration Statement until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section (c)(ii)(B) or until it is advised in writing by the Corporation that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus (the period during which such offers and sales are so discontinued, a “Suspension Period”), and, if so directed by the Corporation, such Investor will, or will request the managing underwriter or underwriters, if any, to deliver to the Corporation (at the Corporation’s expense) all copies in their possession or control, other than permanent file copies then in such Investor’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

(d) No Inconsistent Agreements. The Corporation shall not hereafter enter into, and is not currently party to, any agreement with respect to its securities that is inconsistent with or conflicts with, or provides rights superior to, or on parity with, the rights granted under this Section 3.

Section 4 Piggyback Registration Rights.

(a) Piggyback Rights. Subject to Section 4(c), if the Corporation at any time proposes to register any Stock for its own account (a “Corporation Registration”) under the Securities Act by registration on Form S-1 or Form S-3 or any successor or similar form(s) (except registrations on any such Form or similar form(s) solely for registration of securities in connection with an employee benefit plan, a dividend reinvestment plan or a merger, consolidation or acquisition, or incidental to an issuance of securities under Rule 144A under the Securities Act), it will at such time give prompt written notice to each Investor that, together with such Investor’s Affiliates holds at least 400,000 Registrable Securities (or Common Units exchangeable for Registrable Securities), of its intention to do so, including the anticipated filing date of the Registration Statement and, if known, the number of shares of Stock that are proposed to be included in such Registration Statement, and of the Investors’ rights under this Section 4. Upon the written request of any such Investor (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Investor and such other information as is reasonably required to effect the registration of such shares of Stock), made as promptly as practicable and in any event within ten (10) Business Days after the receipt of any such notice (four (4) Business Days if the Corporation states in such written notice or gives telephonic notice to such Investors, with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date), the Corporation, subject to Section 4(c), shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Corporation has been so requested to register by the Investors; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Corporation shall determine for any reason not to register or to delay registration of such securities, the Corporation shall give written notice of such determination to the Investors requesting registration under this Section 4 (which such Investors will hold in strict confidence) and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of the Corporation to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities.

(b) Investor Withdrawal and Opt-Out. Each Investor shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to this Section 4 at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Corporation of its request to withdraw. Any Investor may deliver written notice (an “Opt-Out Notice”) to the Corporation requesting that such Investor not receive notice from the Corporation of any proposed Corporation Registration; provided, however, that such Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from an Investor (unless subsequently revoked), the Corporation shall not, and shall not be required to, deliver any notice to such Investor pursuant to this Section 4 and such Investor shall no longer be entitled to participate in Corporation Registration by the Investor pursuant to this Section 4.

(c) Corporation Registration Underwriters’ Cutback. In the case of a Corporation Registration, if the managing underwriter of any underwritten offering shall inform the Corporation in writing, with a copy to be provided upon request to any Investor, of its belief that the number of Registrable Securities requested to be included in such registration pursuant to this Section 4, when added to the number of other securities proposed to be offered in such registration by the Corporation, would materially adversely affect such offering, then the Corporation shall include in such registration, to the extent of the total number of securities which the Corporation is so advised can be sold in (or during the time of) such offering without so materially adversely affecting such offering (the “Section 4(c) Sale Number”), securities in the following priority:

(i) First, all Stock that the Corporation proposes to register for its own account (the “Corporation Securities”); and

(ii) Second, to the extent that the number of Corporation Securities to be included is less than the Section 4(c) Sale Number, the Registrable Securities requested to be included by the Investors; the securities requested to be included pursuant to this Section 4(c)(ii) shall be included on a pro rata basis based on the number of Registrable Securities subject to registration rights owned by each holder requesting inclusion in relation to the number of Registrable Securities then owned by all holders requesting inclusion.

(d) Participation in Underwritten Offerings.

(i) Any participation by the Investors in a registration by the Corporation shall be in accordance with the plan of distribution of the Corporation. Except as provided in Section 3(a), in all Underwritten Offerings, the Corporation shall have sole discretion to select the underwriters.

(ii) In connection with any proposed registered offering of securities of the Corporation in which any Investor has the right to include Registrable Securities pursuant to this Section 4, such Investor agrees (A) to supply any information reasonably requested by the Corporation in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (B) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Corporation to effectuate such registered offering, including, without limitation, underwriting agreements, custody agreements, lock-ups, “hold back” agreements pursuant to which such Investor agrees not to sell or purchase any securities of the Corporation for the same period of time following the registered offering as is agreed to by the other participating holders, powers of attorney and questionnaires.

(iii) If the Corporation requests that the Investors take any of the actions referred to in paragraph (ii) of this Section 4(d), the Investors shall take such action promptly but in any event within three (3) Business Days following the date of such request. Furthermore, the Corporation agrees that it shall use commercially reasonably efforts to obtain any waivers to the restrictive sale and purchase provisions of any “hold back” agreement that are reasonably requested by an Investor.

(e) Copies of Registration Statements. The Corporation will, if requested, prior to filing any Registration Statement pursuant to this Section 4 or any amendment or supplement thereto, furnish to the Investors, and thereafter furnish to the Investors, such number of copies of such Registration Statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such Registration Statement (including each preliminary prospectus) as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities by the Investors.

(f) Expenses. The Corporation shall pay all Registration Expenses in connection with a Corporation Registration, provided that each Investor shall pay all applicable underwriting fees, discounts and similar charges.

Section 5 Indemnification and Contribution.

(a) The Corporation agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Investor, its officers, directors, employees, controlling persons, fiduciaries, stockholders, and general or limited partners (and the officers, directors, employees and stockholders or general or limited partners thereof) and representatives from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Corporation shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Corporation by or on behalf of such Investor expressly for use therein, and (ii) any violation by the Corporation of any federal, state or common law rule, regulation or law applicable to the Corporation and relating to action required of or inaction by the Corporation in connection with any registration or offering of securities.

(b) Each Investor agrees to indemnify and hold harmless the Corporation, its officers and directors and each Person (if any) that controls the Corporation within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities

Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Corporation shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Investor expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 5(a) or Section 5(b), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such Indemnified Party that the Indemnified Party believes it has failed to do so, (ii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) If the indemnification provided for in this Section 5 is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Corporation (on the one hand) and an Investor (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Corporation and each Investor agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5(d). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 5(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, no Investor shall be liable for indemnification or contribution pursuant to this Section 5 for any amount in excess of the net proceeds of the offering received by such Investor, less the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 6 Rule 144. The Corporation covenants that so long as the Common Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Securities Exchange Act, it will file any and all reports required to be filed by it under the Securities Act and the Securities Exchange Act (or, if the Corporation is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and that it will take such further action as the Investors may reasonably request, all to the extent required from time to time to enable the Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the written request of any Investor, the Corporation will deliver to such Investor a written statement as to whether it has complied with such requirements.

Section 7 Directors’ and Officers’ Insurance. The Corporation shall maintain directors’ and officers’ liability insurance (including Side A coverage) covering the Corporation’s directors and officers and issued by reputable insurers, with appropriate policy limits, terms and conditions (including “tail” insurance if necessary or appropriate). The provisions of this Section 8 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 8 Expenses. The Corporation shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under Section 3 and Section 4 of this Agreement.

Section 9 Legend on Stock Certificates. Each certificate or book-entry notation representing shares of Stock owned by the Investors shall bear the following legend as and to the extent required under Section 2:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.

Section 10 Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its choice or conflict of law provisions or rules.

(b) The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively and properly lie in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York located in the City and County of New York, Borough of Manhattan. By execution and delivery of this Agreement each party hereto irrevocably submits to the jurisdiction of such courts for himself and in respect of his property with respect to such action. The parties hereto irrevocably agree that venue for such action would be proper in such court and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

Section 12 JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 13 Stock Dividends, Etc. The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 14 Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Investor and its successors and assigns. Notwithstanding anything to the contrary contained herein, but subject to Section 2(b), the Investors may assign their rights or obligations, in whole or in part, under this Agreement to one or more of their Affiliates, but not to any party who is not an Affiliate. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

Section 15 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered or sent by telecopier, (b) sent by nationally recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i) If to the Corporation, to:

Rice Energy Inc.

333 Clay Street, Suite 4150

Houston, Texas 77002

Attention: William E. Jordan

Facsimile: (832) 708-3445

E-mail: will.jordan@riceenergy.com

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: William N. Finnegan IV

         Sean T. Wheeler

Fax: (713) 546-5401

(ii) If to the Investors, to their respective addresses set forth on Schedule A or to such other address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (a) when delivered, if personally delivered or sent by telecopier, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier and (c) on the third (3rd) Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.

Section 16 Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Corporation and the Investors acting by Majority Investor Approval. No course of dealing between the Corporation and the Investors (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 17 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 18 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

Section 19 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Page to Follow]

The parties have signed this agreement as of the date first written above.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
	Name:	Daniel J. Rice IV
	Title:	Chief Executive Officer

RICE ENERGY OPERATING LLC

By:	/s/ Daniel J. Rice IV
	Name:	Daniel J. Rice IV
	Title:	Chief Executive Officer

Signature Page to Investor Rights Agreement

INVESTORS:

QUANTUM ENERGY PARTNERS IV, LP

By:	Quantum Energy Management IV, LP
its general partner

By:	Quantum Energy Management IV, LLC
its general partner

By:	/s/ S. Wil VanLoh, Jr.
S. Wil VanLoh, Jr., President

Q-VANTAGE PARALLEL PARTNERS

By:	Quantum Energy Management IV, LP
its managing general partner

By:	Quantum Energy Management IV, LLC
its general partner

By:	/s/ S. Wil VanLoh, Jr.
S. Wil VanLoh, Jr., President

QEM IV DIRECT INVESTMENT PARTNERS

By:	Quantum Energy Management IV, LP
its managing general partner

By:	Quantum Energy Management IV, LLC
its general partner

By:	/s/ S. Wil VanLoh, Jr.
S. Wil VanLoh, Jr., President

QUANTUM V INVESTMENT PARTNERS

By:	QEM V, LLC, its managing partner

By:	/s/ S. Wil VanLoh, Jr.
Name:	S. Wil VanLoh, Jr.
Title:	Chief Executive Officer and President

Signature Page to Investor Rights Agreement

C/R ENERGY III VANTAGE HOLDINGS, L.P.

By: Carlyle/Riverstone Energy Partners III, L.P., its general partner

By: C/R Energy GP III, LLC, its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Authorized Person

RIVERSTONE V VANTAGE II HOLDINGS, L.P.

By: Riverstone Energy Partners V, L.P. its general partner

By:	Riverstone Energy GP V, its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Authorized Person

Signature Page to Investor Rights Agreement

LR-VANTAGE HOLDINGS II, L.P.

By:	Lime Rock Partners GP VI, L.P., its general partner

By:	LRP GP VI, Inc., its general partner

By:	/s/ Townes Pressler, Jr.
Name:	Townes Pressler, Jr.
Title:	Authorized Person

Signature Page to Investor Rights Agreement

/s/ Roger J. Biemans
Roger J. Biemans

/s/ Thomas B. Tyree, Jr.
Thomas B. Tyree, Jr.

TYREE FAMILY INVESTMENTS LLLP

By:	/s/ Thomas B. Tyree, Jr.
Name:	Thomas B. Tyree, Jr.
Title:	Authorized Person

Signature Page to Investor Rights Agreement

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the transferee (“Transferee”) pursuant to the terms of the Investor Rights Agreement, dated as of October 19, 2016 (as amended from time to time, the “Investor Rights Agreement”). By the execution of this Adoption Agreement, the Transferee agrees as follows (terms used but not defined in this Adoption Agreement have the meanings set forth in the Investor Rights Agreement):

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Corporation, subject to the terms and conditions of Investor Rights Agreement, among the Corporation and the Investor Rights party thereto.

2.	Agreement. Transferee (i) agrees that the shares of Common Stock acquired by Transferee, and certain other shares of Common Stock that may be acquired by Transferee in the future, shall be bound by and subject to the terms of the Investor Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Investor Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.	Notice. Any notice required as permitted by the Investor Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Investor Rights Agreement, to the terms of the Investor Rights Agreement.

Signature:

Address:

SCHEDULE A

INVESTORS

Investor	Address
Quantum Investor Group	Quantum V Investment Partners c/o QEM V, LLC 1401 McKinney Street, Suite 2700 Houston, Texas 77010 Attn: General Counsel

Riverstone Investor Group	Riverstone V Vantage II Holdings, L.P. c/o Riverstone Energy Partners V, L.P. 712 Fifth Avenue, 19th Floor New York, NY 10019 Attn: General Counsel

Lime Rock Investor Group	Lime Rock V Vantage II Holdings, L.P. c/o Lime Rock Management LP 274 Riverside Ave., 3rd Floor Westport, CT 06880 Attention: Kris Agarwal

Roger J. Biemans	116 Inverness Drive East, Suite 107 Englewood, Colorado 80112

Thomas B. Tyree, Jr.	116 Inverness Drive East, Suite 107 Englewood, Colorado 80112

Tyree Family Investments LLLP	116 Inverness Drive East, Suite 107 Englewood, Colorado 80112